Exhibit 99.2
Genelabs Technologies Raises $9 Million in Private Placement Financing
     REDWOOD CITY, Calif., June 30, 2006 — Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has completed the sale of 6.1 million shares of its common stock to institutional and accredited investors at a price of $1.42 per share. In connection with the sale, Genelabs also issued to the investors warrants to purchase an additional 2.5 million shares of Genelabs common stock at an exercise price of $1.42 per share. The purchase price for the warrants was $0.125 per share underlying the warrants. Gross proceeds from the sale of common stock and warrants were $9.0 million. Oppenheimer & Co., Inc. acted as placement agent in the transaction.
     The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.